Exhibit 99.1

N E W S    R E L E A S E

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES APPROVAL FOR LISTING ON NASDAQ GLOBAL MARKET

CRESTVIEW HILLS, KENTUCKY, November 20, 2008 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC: BKYF), the holding company of the Bank of Kentucky, Inc., today announced that its common stock has been approved for listing on the NASDAQ Global Market. The Company expects to commence trading on the NASDAQ Global Market on Monday, November 24, 2008 and will continue to trade under the symbol “BKYF”. The Company’s application for listing its common stock was approved by NASDAQ on November 18, 2008.

“Our listing on NASDAQ is an important milestone in the development and future growth of the Company. We believe this move will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to investors,” said Robert W. Zapp, President and CEO.

This release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Included are those statements in the second paragraph of the release regarding the expected benefit of NASDAQ listing on the trading, liquidity and attractiveness of the Company’s common stock. Such forward-looking statements which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. For such statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.214 billion, offers banking and related financial services to both individuals and business customers. The Company operates twenty-eight branch locations and forty-four ATMs in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com